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                                                                       EXHIBIT 8

                   [LETTERHEAD OF BROWN, DREW & MASSEY, LLP]


                               January 25, 1999


Riverton State Bank Holding Company
616 N. Federal
Riverton, Wyoming 82501

Re:  Agreement and Plan of Reorganization by and Among
     Riverton State Bank Holding Company and Norwest Corporation, now known as Wells Fargo & Company.

Gentlemen:

     We have acted as special counsel to Riverton State Bank Holding Company, a Wyoming Corporation ("Target"), in connection with the proposed merger ("Merger") of a wholly owned subsidiary of Norwest Corporation ("Sub"), now known as Wells Fargo & Company with and into Riverton State Bank Holding Company, pursuant to the terms of the Agreement and Plan of Reorganization, dated September 17, 1998 (the "Reorganization Agreement") by and among Norwest Corporation ("Parent"), now known as Wells Fargo & Company, and Target, and the Agreement of Merger (the "Merger Agreement") by and among Sub and Target.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Reorganization Agreement, (b) the Merger Agreement and (c) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. We have assumed the unexecuted Merger Agreement submitted to us will be executed in the form submitted. In rendering the opinion set forth below, we have relied upon the written representations and covenants of Parent and Target in the Reorganization Agreement.

     In rendering our opinion, we have also considered the applicable provision of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations,
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                                                           Law Offices of
Riverton State Bank Holding Company                   BROWN, DREW & MASSEY, LLP
January 25, 1999


pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based on and subject to the forgoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section
368 (a)(1)(A) and 368 (a)(2)(E) of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences for Target shareholders:

         1. No gain or loss will be recognized by holders of common stock, no par value of Target ("Target Common Stock") as a result of the exchange of such shares for shares of Parent Common Stock of the per value of $1 2/3rd per share ("Parent Common Stock") pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash. if any, received in lieu of fractional shares. Any cash received by a shareholder of Target in lieu of a fractional share will be treated as received in exchange for such fractional and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Target Common Stock allocable to such fractional share interest.

         2. The tax basis of the Parent Common Stock received by each shareholder of Target will be the same as the basis of the Riverton State Bank Holding Company Common Stock exchanged (reduced by any amount allocable to fractional share interests for which cash is received).

         3. The holding period for the shares of Parent Common Stock received by each shareholder of Target will include the holding period for the shares of Target Common Stock of such shareholder exchange in the Merger.

         4. Except as set forth above we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party of the Merger or of any transactions related to the Merger or contemplated by the Reorganization Agreement.

     This opinion assumes that Target shareholders hold their Target Common Stock as capital assets within the meaning of Section 1221 of the Code. This opinion may not be applicable to shareholders of Target who are not citizens or residents of the United States, or who will acquire their Common Stock pursuant to the exercise or termination

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                                                             Law Offices of
Riverton State Bank Holding Company                    BROWN, DREW & MASSEY, LLP
January 25, 1999


of employee stock options or otherwise as compensation, nor does the opinion address the effect of any applicable foreign, state, local or other tax laws. EACH SHAREHOLDER OF TARGET SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND THE EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

     We consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to Wells Fargo & Company's Registration Statement on Form S-4 relating to the Merger.

                                             Very truly yours,

                                             BROWN, DREW & MASSEY, LLP

                                             /s/ Morris R. Massey
                                             Morris R. Massey

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